Exhibit 16.1
LETTER FROM AIDMAN PISER & COMPANY, P.A.



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for SiriCOMM, Inc. (the "Corporation") and on January 11, 2004 we reported on the financial statements of the Corporation as of and for the year ended September 30, 2003. On April 7, 2004, we were dismissed as independent accountants of the Corporation. We have read the Corporation's statements included under Item 4 of its Form 8-K for April 7, 2004, and we agree with such statements.


/s/  Aidman Piser & Company, P.A.


Tampa, Florida
April 8, 2004



                        401 East Jackson St., Suite 3400
                                 Tampa, FL 33602
                         813-222-8555 Fax: 813-222.8560